Exhibit 99.1

Anthera Pharmaceuticals Reports 2013 First Quarter Financial Results

HAYWARD, Calif., May 13, 2013 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and business highlights for the quarter ended March 31st, 2013.

First Quarter 2013 Financial Results:

Loss from operations, which included a non-recurring and non-cash charge of approximately $1.5 million in stock-based compensation, was $6.9 million for the first quarter of 2013, compared to $20.1 million for the first quarter of 2012. The decrease in loss from operations primarily resulted from a decrease in research and development expenses to $4.9 million from $17.7 million and a decrease in general and administrative expenses from $2.3 million to $2.0 million. The decrease in research and development expenses in the first quarter of 2013 compared to the first quarter of 2012 was primarily the result of decreased direct and indirect clinical study costs as the Company focuses on the development of blisibimod for systemic lupus erythematosus, or lupus, and IgA nephropathy, an orphan disease. The Company also experienced lower manufacturing spending as manufacturing of blisibimod for patient dosing in the on-going clinical studies was completed in 2012. The decrease in general and administrative expenses for the first quarter of 2013 compared to the first quarter of 2012 was primarily due to reduced spending on consulting and professional services and reflects the Company’s ongoing cost reduction efforts.

Net loss for the quarter ended March 31, 2013 was $7.6 million, or $0.06 loss per basic and diluted share, compared with loss of $20.9 million, or $0.51 loss per basic and diluted share for the quarter ended March 31, 2012. The decrease in net loss per basic and diluted share in the first quarter of 2013 as compared to the first quarter of 2012 was primarily the result of lower loss from operations and higher common shares outstanding due to a public offering of shares of the Company’s common stock in the first quarter of 2013, pursuant to which the Company raised net proceeds of approximately $42.7 million through the issuance of 69,696,970 shares of common stock.

As of March 31, 2013, the Company had cash, cash equivalents and short-term investments of $54.4 million, as compared to $24.8 million at December 31, 2012. The increase in cash was primarily attributable of a public offering of shares of the Company’s common stock in first quarter of 2013. On April 5, 2013, the Company refinanced its long-term debt. The new long-term debt has a principal amount of $20 million which amortizes at an average monthly cost of approximately $289,000 through October 2016, as compared to approximately $950,000 in monthly debt cost prior to the refinance.

On May 16, 2013 at 11:00 a.m. PDT, Anthera Pharmaceuticals, Inc. will hold its annual shareholder meeting at 1204 Burlingame Avenue #8, Burlingame, CA 94010. Prior to the meeting the Company encourages all shareholders to cast their votes on proposals presented in the proxy materials. Our Shareholder Letter, Annual Report for the fiscal year ended December 31, 2012, as well as our Proxy Statement for the annual shareholder meeting scheduled for May 16, 2013, are available free of charge on our website at www.anthera.com. Interested parties can request a copy free of charge by calling Investor Relations at 510-856-5600 or sending an e-mail request to Investor Relations by accessing our website (www.anthera.com), selecting the “Investors” tab and then selecting “Investor Contact.” Please include your contact information with the request.

Following the annual shareholder meeting, the Company will host a conference call on May 20, 2013 at 2:00 p.m. Pacific Time with management to discuss results from the meeting as well as financial results for the first quarter and provide a general corporate update.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing and commercializing products to treat autoimmune diseases. Anthera’s Phase 3 development product candidate, blisibimod, targets elevated levels of B-cell activating factor, or BAFF, which has been associated with a variety of B-cell mediated autoimmune diseases, including systemic lupus erythematosus (SLE), or lupus, Immunoglobulin A nephropathy, or IgAN, lupus nephritis, vasculitis, rheumatoid arthritis, idiopathic thrombocytopenia purpura, and others.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

ANTHERA PHARMACEUTICALS, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Operating expenses:
Research and development	$4,929 (1)	$17,738
General and administrative	1,972 (2)	2,322
Total operating expenses	6,901	20,060
Loss from operations	(6,901)	(20,060)

Other income (expenses):
Other income (expense) - net	25	(10)
Interest expense	(704)	(843)
Total other (expense) - net	(679)	(853)
Net loss attributable to common stockholders	$(7,580)	$(20,913)
Net loss per share attributable to common stockholders: Basic and diluted	$(0.06)	$(0.51)
Weighted-average number of shares used to compute net loss per share of common stock—basic and diluted	124,124,066	41,000,421

(1)                                 Included in research and development expenses is a one-time charge of stock-based compensation of approximately $799,000 associated with the voluntary surrender of stock options by our employees during the three months ended March 31, 2013.

(2)                                 Included in general and administrative expenses is a one-time charge of stock-based compensation of approximately $661,000 associated with the voluntary surrender of stock options by our employees during the three months ended March 31, 2013.

ANTHERA PHARMACEUTICALS, INC.

(A Development Stage Company)

BALANCE SHEET DATA

(in thousands, except share data)

(unaudited)

	March 31, 2013	December 31, 2012

Cash and cash equivalents	$50,570	$19,431
Short term investments	$3,824	$5,322
Total assets	$56,452	$26,445
Total current liabilities, excluding current portion of notes payable	$4,706	$9,421
Total notes payable	$18,393	$20,550
Deficit accumulated during development stage	$(267,958)	$(260,378)
Total shareholders’ equity (deficit)	$33,353	$(3,526)

Common shares outstanding	148,900,254	79,151,592